Exhibit 99.1

COPART, INC.

FOR IMMEDIATE RELEASE

Fairfield, California — April 5, 2007:  Copart, Inc. (Nasdaq:  CPRT) today announced that it has reached agreement with the board of Universal Salvage Plc, which is listed on the London Stock Exchange under the symbol UVS, with respect to a recommended cash offer (the “Offer”) by a wholly-owned Copart subsidiary organized under the laws of England and Wales (Copart UK) to acquire the entire issued share capital of Universal.  Full details of the Offer are contained in an announcement made today in the United Kingdom under Rule 2.5 of the U.K. Takeover Code.

Under the Offer, Copart, through Copart UK, is offering shareholders of Universal an aggregate of £2.00 in cash for each issued share (approximately $3.96 based on exchange rates on April 4, 2007).  The Offer values Universal in the aggregate at approximately £57.0 million ($112.8 million), excluding cash issuable in connection with outstanding options and a warrant, currently estimated to total approximately £4.6 million ($9.1 million).  Copart will also assume outstanding indebtedness of Universal totaling approximately £2.2 million ($4.4 million).

Directors and certain shareholders of Universal beneficially owning approximately twenty seven percent (27%) of Universal’s issued shares, have agreed, regardless of whether any higher competing offer is made, to accept the Offer.  Other Universal shareholders, beneficially owning approximately twenty six percent (26%) of Universal’s issued shares, have also agreed to accept the Offer contingent on the absence of an offer at a higher price.

Universal is a leading service provider to the UK motor insurance and automotive industries.  Universal manages the collection and disposal of vehicles for a broad range of clients.  It handles a wide range of vehicles, including accident-damaged cars, commercial vehicles, motor cycles, and low-value vehicles sold on a fee basis, end-of-life vehicles, and abandoned and tax default vehicles.  It sells most of these vehicles at auction (in-door, out-door, and on the internet) and recycles the remaining vehicles through its authorized recycling facilities.  Universal operates a network of seven facilities located though out the United Kingdom.

The Offer is to be effected by means of a scheme of arrangement under section 425 of the Companies Act (England) and the scheme will require the approval of the Universal shareholders and the sanction of an English court.  Assuming requisite approvals, Copart and Universal currently anticipate that the transaction will be completed during Copart’s fiscal quarter ending July 31, 2007.

Additional information about the Offer, including a copy of the Rule 2.5 Announcement issued today in the United Kingdom, is contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2007.  Neither Copart nor Universal will respond to direct inquires relative to this transaction until it has closed.

About Copart

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  Copart operates 124 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Cautionary Note About Forward-Looking Statements

Certain statements in this document regarding the proposed transaction between Copart and Universal constitute “forward-looking statements” as those terms are defined in the U.S. Private Securities Litigation Reform Act of 1995.  When used in this document, the words “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions or statements that are not historical facts, in each case as they relate to Copart and Universal, the management of either such company, or the proposed transaction are intended to identify those expressions or statements as “forward-looking statements.”  These statements, and the proposed transaction between Copart and Universal, involve substantial risks and uncertainties, many of which are beyond the control of either Copart and Universal and which could have a material adverse effect on Copart’s business, operating results, and financial condition upon completion of the Offer.  Among other factors, these risks include (i) the risk that Copart fails to obtain and retain anticipated synergies from the acquisition of Universal and the integration of Copart and Universal; (ii) Copart’s inexperience at conducting business operations outside North America and its lack of familiarity with local laws, regulations, or business practices; (iii) challenges associated with managing a larger company on a global scale; (iv) any inability to achieve business and financial objectives of the combined companies; (v) the ability to manage and maintain key customer and supplier relationships and the reliance of both Copart and Universal on key supplier relationships; (vi) the ability of Copart to retain key Universal employees after the Offer is completed; (vii) delays in obtaining or adverse conditions contained in any regulatory or third-party approvals in connection with the proposed acquisition; (viii) additional capital expenditures or other costs associated with adapting Universal’s business model and information technology infrastructure to Copart’s model and systems; (ix) the ability to manage regulatory, tax, and legal matters and to resolve pending matters within current estimates; and (x) foreign currency exchange risks, which Copart has not previously been subject to in any material amounts.  In addition, investors in Copart should carefully review the various risks and uncertainties associated with Copart’s business, which are described in greater detail in Copart’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission.

Contact:             Will Franklin, Chief Financial Officer

(707) 639-5271